CHINA VENTURES INC.

Amended Incentive Stock Option Plan

(February 21, 2003)

Article 1

Establishment of Plan

An incentive stock option plan (the "Plan") for the directors, officers, employees and consultants of China Ventures Inc. (the "Company") and its associated, affiliated, controlled and subsidiary companies, to purchase authorized but unissued common shares ("Shares") without par value of the Company, be and is hereby established on the terms and conditions hereinafter set out. For the purposes of the Plan, associated companies, affiliated companies, controlled companies and subsidiary companies will have the meanings set out forth in the Securities Act (British Columbia).

Article 2

Purpose of the Plan

The purpose of the Plan is to foster the interest of directors, officers, employees and consultants of the Company and its associated, affiliated, controlled and subsidiary companies in the growth and development of the Company by providing them with the opportunity, through incentive common share options ("Options"), to acquire an increased financial interest in the Company.

Article 3

Grant of Options

The Board of Directors of the Company (the "Board") may from time to time grant to such of the directors, officers and full and part time employees of the Company or of its associated, affiliated, controlled or subsidiary companies, as the Board shall designate, subject to such terms, conditions, limitations, prohibitions and restrictions as: (i) are contained in the Plan (ii) the Board stipulates at the time of grants, and (iii) may be imposed by regulatory authorities.  The Board may grant options to consultants who, although not engaged in a full-time capacity, make a significant contribution to the Company.  The Board may not grant Options to an individual totalling more than 5% of the common shares of the Company listed on the TSX Venture Exchange (the "Exchange") on an annual basis. The Board may not grant Options totalling more than 2% of the common shares of the Company listed on the Exchange on an annual basis to any one consultant or anyone employee conducting investor relations. For Options granted to any employee or consultant, the Company represents that such optionee is a bona fide employee of, or consultant to, the Company.

Article 4

Shares Subject to the Plan

Options may be granted hereunder on authorized but unissued Shares reserved from time to time by the Board for issuance hereunder, provided that the aggregate number of Shares reserved for issuance under the Plan, together with the Shares reserved for issuance under the March 31, 2000 Stock Option Plan and the August 17, 2000 Stock Option Plan, at any time may not exceed 10% of the issued and outstanding Shares (on a non-diluted basis) and the aggregate number of Shares so reserved for issuance to any person may not exceed 5% of the number of outstanding Shares (on a non-diluted basis).

In the event that Options granted under the Plan are surrendered, terminate or expire without being exercised in whole or in part, new Options may be granted covering the Shares not purchased under such lapsed Options.

The Board shall reserve at any time and from time to time for issuance under the Plan the Shares issuable under the Plan.

Article 5

Option Price

The purchase price per Share in any Option granted under the Plan shall be such as may be fixed by the Board at the time of grant but under no circumstances, in the case of any Option, shall the exercise price be lower than the market price of the Shares on the Exchange (the "Option Price").

For the purpose of this Article, "market price" shall mean the closing price of the Shares of the Exchange on the day preceding the date of grant. If no Shares traded on such day, the market price shall be the average of the bid and asked prices on such day.

The Company will obtain the approval of disinterested shareholders for any proposed reduction in the Option Price of Options granted to an insider of the Company.

Article 6

Option Agreement

All options granted under the Plan shall be granted pursuant to an option agreement ("Option Agreement") in a form to be settled at the discretion of the Board, subject to the Exchange guidelines.

Article 7

Option Period

Each Option Agreement shall specify the period for which the Option granted thereunder is exercisable (which in no event shall exceed five years from the date of grant) and shall provide that the Option will expire at the end of such period.

Notwithstanding the term of any Option, the Option granted shall terminate 30 days, or such longer period up to 90 days, as determined by the Board, after the optionee shall cease to be a director, employee or consultant of the Company. If an Option shall be issued to any corporation controlled by any employee, director or consultant of the Company (the "Controlling Person"), such Option shall terminate upon the earlier of (i) 30 days, or such longer period up to 90 days, as determined by the Board, after the Controlling Person shall cease to be an employee, director or consultant of the Company; (ii) the day the Controlling Person ceases to control the corporation (except in the event of death in which case the date will be 90 days after the death of the Controlling Person); and (iii) the date of termination of the Option.

Article 8

Other Shares

Nothing contained in the Plan shall restrict or limit or be deemed to restrict or limit the rights or powers of the Board in connection with any allotment and issuance of Shares which are not allotted and issued under the Plan.

Article 9

Vesting of Options

Without restricting the generality of the authority of the Board in respect of the terms of Options to be granted hereunder, the Board may, in respect of any Option, provide that the right to exercise the Option will vest in instalments over the life of the Option with the Option being fully exercisable only when the required time period or periods have elapsed.

Article 10

Necessary Approvals

The obligation of the Company to issue and deliver any Shares in accordance with the Plan shall be subject to any necessary approval of any stock exchange or regulatory authority having jurisdiction over the securities of the Company. If any Shares cannot be issued to any person for whatever reason, the obligation of the Company to issue such Shares shall terminate and any Option Price paid to the Company shall be returned to the said person.

Article 11

All Options May Become Exercisable

The Board at its sole discretion may, by resolution, permit all Options outstanding to become immediately fully exercisable.

Article 12

Options Not Assignable

The benefits, rights and options accruing to any person in accordance with the terms and conditions of the Plan shall not be transferable or assignable by such person other than by will or by the laws of descent and distribution. During the lifetime of an Optionee, an Option shall be exercisable only by him/her or it.

Article 13

Employment

Nothing contained in the Plan shall confer upon any person any right with respect to employment or continuance of employment or association with the Company or any of its associated, affiliated, controlled or subsidiary companies, or interfere in any way with the right of the Company or any of its associated, affiliated, controlled or subsidiary companies to terminate the employment of such person at any time. Participation in the Plan by a person shall be voluntary.

Article 14

Delegation to Executive Committee

All of the powers exercisable hereunder by the Board may, to the extent permitted by applicable law and authorized by resolution of the Board, be exercised by an Executive Committee of the Board.

Article 15

Administration and Amendment of the Plan

Subject to Article 14, the Plan shall be administrated by the Board. The Board shall be authorized to interpret the Plan and may, from time to time, establish, amend or rescind rules and regulations required for carrying out the Plan. Any such interpretation of the Plan shall be final and conclusive. All administrative costs of the Plan shall be paid by the Company. The proper officers of the Company are authorized and directed to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of the Plan and of the rules and regulations " r established for administering the Plan.

Subject as hereinafter provided, the Board reserves the right to amend, modify or terminate the Plan, at any time if and when it is advisable in the absolute discretion of the Board. Any amendment of the Plan which would:

(a)

materially increase the benefits under the Plan;

(b)

materially increase the number of Shares which may be issued under the Plan; or

(c)

materially modify the requirements as to the eligibility for participation in the Plan,

shall be effective only upon the approval of the shareholders of the Company. Any amendment to any provision of the Plan shall be subject to any necessary approvals of the Exchange and any other stock exchange or regulatory body having jurisdiction over the securities of the Company.

Article 16

Effects of Alteration of Share Capital

In the event that the outstanding Shares of the Company shall be changed into or exchanged for a different number or kind of securities of the Company or of another corporation, whether through an arrangement, amalgamation or other similar statutory procedure, or a share, recapitalization, subdivision or consolidation, then there shall be substituted for each Share subject to any such Option, for each Share authorized for issuance pursuant to the Plan but not yet covered by an Option and the maximum number of Shares issuable, the number and kind of securities into which each outstanding Share shall be so changed or for which each Share shall be exchanged.

In the event there shall be any change, other than as specified about in this Article, in the number or kind of outstanding Shares of the Company or of any securities into which such Shares shall have been changed or for which it shall be been exchanged, then an equitable adjustment shall be made in the number or kind of shares theretofor authorized for issuance pursuant to the Plan but not yet covered by an Option, of the shares then subject to any Option or Options, and in the maximum number of Shares issuable, such adjustment to be reasonably determined by the Board and to be effective and binding for all purposes.

In the case of any such substitution or adjustment as provided for in this Article, the Option Price in each Option agreement for each Share covered thereby prior to such substitution or adjustment will be proportionately and appropriately varied. Such variation shall generally require that the number of securities covered by the Option after the relevant event multiplied by the revised Option Price shall equal the number of Shares covered by the Option prior to the relevant event multiplied by the original Option Price. No adjustment or substitution provided for in this Article shall require the Company in any Option agreement to issue a fractional Share and the total substitution or adjustment with respect to each Option agreement shall be limited accordingly.

Article 17

Options to United States Persons

If Options are granted to any resident or citizen of the United States, the Board and the Company will use their best efforts to ensure that all matters pertaining to such Options shall be made in applicable United States securities laws.